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                                                                     Exhibit 2.5

                                CLOSING AGREEMENT

         This Closing Agreement (the "Agreement") is made and entered into as of the 27th day of June, 2003 (the "Effective Date"), by and among Stonehaven Realty Trust, a Maryland real estate investment trust ("Stonehaven"), Hampton Court Associates, L.P., an Illinois limited partnership ("Hampton"), Hoyt Properties, Inc. ("Hoyt Properties") and WLPT Funding LLC ("WLPT") (collectively Hoyt Properties and WLPT are referenced herein as the "Optionees").

         WHEREAS, Stonehaven is the general partner of Wellington Properties Investments, L.P., a Delaware limited partnership ("Wellington Properties");

         WHEREAS, pursuant to Amendment No. 1 to the Agreement of Limited Partnership of Wellington Properties dated March 4, 2003 (the "Amendment"), the Optionees were granted an option to purchase all of Stonehaven's ownership interest in Wellington Properties (the "Option"), which Option may be exercised after September 30, 2003 and before March 30, 2004 (the "Exercise Period");

         WHEREAS, Stonehaven, Hampton and Paragon Real Estate, L.P., a Delaware limited partnership, are parties to an Asset Contribution Agreement, effective as of March 4, 2003 (the "Asset Purchase Agreement"); and

         WHEREAS, the parties herein wish to set forth additional details related to closing the transactions contemplated by the above mentioned option.

         NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the parties hereto agree as follows:

1. The Optionees hereby agree to exercise their Option on the first day of the Exercise Period, which day is October 1, 2003, and the parties agree that October 1, 2003 shall be the "Closing Date". The parties agree that the Fair Market Value of the Shares to be paid by the Optionees as part of the Purchase Price is 28 cents per share, which represents the average closing price of the Shares for the thirty (30) calendar days from May 27, 2003 to June 26, 2003.

2.       The parties hereby acknowledge that the Purchase Price set forth in
         Section 11.2(C)(iii) of the Amendment is the Purchase Price.

3. The parties hereby acknowledge that under Section 4 of the Amendment, amending Section 11.2 of the Agreement of Limited Partnership of Wellington Properties, dated August 31, 1998 (the "Partnership Agreement"), all cash held on behalf of Wellington Properties on the Closing Date, including the restricted cash in the GMAC and tax accounts, will be distributed in its entirety to Stonehaven on the Closing Date on a tax-free basis; provided that, the parties hereby acknowledge that the $311,399.89 previously spent by Hoyt Properties on behalf of Wellington Properties was set forth in the 2003 budget for Wellington Properties and approved by the parties; and provided further that the cash held in the restricted accounts may be retained by Hoyt Properties at the Closing Date as long as Hoyt Properties pays an equal amount in immediately available funds to Stonehaven on the Closing Date on a tax-free basis. The cash distributed to Stonehaven will not be subject to the proration provisions of Section 4 of the Amendment and this Section and will not affect the amount of the Purchase Price.

         As of the Closing Date (October 1, 2003), Stonehaven and the Optionees shall prorate typical Closing adjustments, including the following:

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                  a. Interest in arrears for the month of September (and any previous months, if unpaid) shall be paid by Stonehaven.

                  b. Rents received for the month of October shall be the
                     property of Optionees. Rents received for the month of September and all prior months shall belong to Stonehaven. Rents received prior to October will include rents from Insignia.

                  c. Property taxes through September 30, 2003 shall be paid by
                     Wellington Properties (Hoyt Properties represents that the first 1/2 taxes through June 30, 2003 have been paid).

                  d. Ordinary operating expenses and any other expenses for the
                     Properties through September 30 shall be paid by Wellington Properties only to the extent that they are approved in writing in advance by Stonehaven after the date hereof. Hoyt Properties will provide to Stonehaven a statement of proposed expenditures on a monthly basis. Stonehaven shall provide its written approval or denial to Hoyt Properties within three business days of receipt of the proposed expenditures and if no such approval or denial is provided within the three business days, the expenditures shall be deemed to be approved.

                  e. Security Deposits held by Wellington Properties shall be credited to Optionees, a current schedule of which as prepared by Hoyt Properties is attached as Exhibit A. Hoyt Properties represents that the schedule is true and complete.

4. Hoyt Properties represents that the cash held on behalf Wellington Properties, including all security deposits and restricted cash, as of June 25, 2003 is $319,381 consisting of (a) Plymouth Partners II LLC cash in the amount of $22,567 (b) Nicollet Business Campus 6 cash in the amount of $16,034 (c) Nicollet Business Campus 6 restricted and escrowed Reserve Fund cash held by GMAC in the amount of $242,417 and
         (d) Nicollet Business Campus 6 property tax and insurance escrows held by GMAC in the amount of $38,362. Hoyt Properties represents that is has not spent on behalf of Wellington Properties or obligated Wellington Properties to spend more than $311,399.89 in 2003 for tenant improvements or leasing commissions, and that the foregoing cash balances will not be reduced prior to June 30, 2003.

5. As of the Effective Date, Hoyt Properties is not authorized to expend any funds from Wellington Properties' accounts or create any liabilities or commitments for any capital expenditures, tenant improvements, leasing commissions or any similar costs or expenses; provided that subject to Sections 3(d) and 6 of this Agreement, Hoyt Properties may expend funds on behalf of Wellington Properties for ordinary operating expenses. Subject to the the terms of this Agreement, the parties agree that Hoyt Properties Inc. shall remain the Property Manager of the Properties through and including the Closing Date. Hoyt Properties shall provide to Stonehaven monthly rent rolls and end of the month account receivable breakdowns as soon after the end of each month beginning June 30, 2003, as practicable.

6. All control, including signature authority, of Wellington Properties' bank accounts will be transferred promptly, and in no event later than July 1, 2003, to Stonehaven, with signature authority being transferred specifically to Stonehaven's Chief Executive Officer or Chief Financial Officer. After such transfer and prior to the Closing Date, all cash generated by the Properties shall be deposited into the applicable operating or escrow accounts, including the GMAC account, and will be distributed to Stonehaven in accordance with the first paragraph of
         Section 3. Stonehaven agrees to promptly pay ordinary operating expenses for the Properties as and when requested by the Property Manager, including interest expense, subject to Section 3(d) of this Agreement.

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7.       Wellington Properties has paid the 1/2% loan origination fees in an amount of $21,154, and $1,900 in legal fees incurred in connection with the refinancing of the Wellington Properties real estate.

8. Stonehaven has paid the June rent for the Stonehaven office in Minneapolis, Minnesota and will pay promptly $552.54 to Steven B. Hoyt as a reimbursement for the Interlachen reception.

9. Stonehaven acknowledges that Robins, Kaplan, Miller & Ciresi LLP represented Stonehaven in connection with the Asset Contribution Agreement, the Amendment and related transactions and that it will pay the $85,104.58 in outstanding legal fees and expenses.

10. This Agreement may not be amended except by a written agreement executed by all of the parties hereto.

11. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12. All capitalized terms not otherwise defined herein have the meaning set forth in the Amendment.

13. All terms and conditions of the Amendment remain in full force and effect; provided, however, that this Agreement shall serve as a clarification to such Amendment. To the extent that any provision in this Agreement appears to contradict or conflict with the provisions in the Amendment, this Agreement controls.

14. This Agreement shall be governed pursuant to and in accordance with the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law. Each of the parties hereby agrees to the exclusive jurisdiction of any state or federal court in Wilmington, Delaware for any actions, suits or proceedings arising out of or relating to this Agreement. The parties each agree not to commence any action, suit or proceeding relating thereto except in such courts and not to plead or claim that any such court is inconvenient or otherwise improper or inappropriate forum.

15. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

STONEHAVEN REALTY TRUST                     HOYT PROPERTIES, INC.

By: /s/ John J. Dee                         By: /s/ Steven B. Hoyt
    ------------------------                    -------------------------------
    John J. Dee, CFO                            Steven B. Hoyt, CEO

HAMPTON COURT ASSOCIATES, L.P.              WLPT FUNDING LLC

By: /s/ James C. Mastandrea                 By: /s/ Duane H. Lund
    -----------------------                     -------------------------------
    James C. Mastandrea,                 Duane H. Lund, Managing Partner
    General Partner

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